Free Writing Prospectus pursuant to Rule 433 dated July 1, 2022

Registration Statement No. 333-253421

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity Notes Linked to a Basket due February 2, 2026

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Basket underliers (each individually, a basket underlier):	the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”) and the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Pricing date:	expected to be July 28, 2022
Issue date:	expected to be August 2, 2022
Determination date:	expected to be January 26, 2026
Stated maturity date:	expected to be February 2, 2026
Initial basket level:	100
Final basket level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket underlier, of: (1) its basket underlier return multiplied by (2) its weighting percentage

Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Cap level:	at least 127% of the initial basket level
Maximum settlement amount:	at least $1,270
Participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):

●    if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return, subject to the maximum settlement amount; or

●    if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), $1,000

Weighting percentage:	Basket Underlier	Weighting Percentage
	EURO STOXX 50® Index	50%
	S&P 500® Index	50%
Initial basket underlier price:	for a basket underlier, the closing price of such basket underlier on the pricing date
Final basket underlier price:	with respect to a basket underlier, the closing price of such basket underlier on the determination date
Underwriting discount:

up to 4.00% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 4.00% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

CUSIP/ISIN:	40057MJM2 / US40057MJM29
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary prospectus supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile*

* assumes a maximum settlement amount of $1,270.

If the final basket level is equal to or less than the initial basket level, you will receive the face amount of your notes, but you will not receive any positive return on your investment.

You should read the accompanying preliminary prospectus supplement dated June 29, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated June 29, 2022
●	Market linked notes with upside participation to a cap and principal return at maturity product summary supplement dated May 26, 2022 (the “product summary supplement”)
●	Underlier supplement no. 27 dated April 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

s the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary prospectus supplement (but not those discussed in the accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date
▪	You May Receive Only the Face Amount of Your Notes at Maturity
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Underlier Sponsor or the Issuers of the Basket Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the Basket Underliers

▪

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the Parent Company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Basket Underlier Stock Issuers or the Basket Underlier Sponsors and Us or WFS

Additional Risks Related to the EURO STOXX 50® Index

▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsors and the issuer, see “The Underliers – EURO STOXX 50® Index” and “The Underliers - S&P 500® Index” on pages S-34 and S-106 of the accompanying underlier supplement no. 27, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

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